Exhibit 5.1

Sierchio & Company, LLP

September 15, 2012

Board of Directors

Ceres Ventures, Inc.

430 Park Avenue

Suite 702

New York, NY 10022

Re: Registration Statement on Form S-1 (the “Registration Statement”)

Gentlemen:

We have acted as counsel to Ceres Ventures, Inc., a Nevada corporation (the “Company”) in connection with its offering of up to a maximum of 7,882,500 shares of the Company’s common stock by the Selling Stockholders named in prospectus included in the Registration Statement, which is comprised of: (i) 3,612,500 shares of common stock currently issued to those Selling Stockholders; (ii) up to 4,103,500 shares of common stock issuable to certain of the Selling Stockholders upon the exercise of outstanding Series C Warrants; and (iii) up to 167,500 shares of common stock issuable to certain of the Selling Stockholders upon exercise of outstanding Series D Warrants

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. It is understood that this opinion is to be used only in connection with the filing of the Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

We are admitted to practice law in the State of New York, and we render this opinion only with respect to, and express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the States of New York and, to the extent necessary for rendering this opinion, the State of Nevada.

Based on the foregoing, and the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that when offered, sold and paid for, all as described in the Registration Statement, as amended, the shares included in the Units and the shares issuable upon exercise of the Series C Warrants and Series D Warrants will be validly issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference.

Very truly yours,

/s/ Sierchio & Company, LLP